Jacksonville Bancorp Announces 2012 Results

JACKSONVILLE, Fla., March 26, 2013 /PRNewswire/ -- Jacksonville Bancorp, Inc. (the "Company") (Nasdaq: JAXB), holding company for The Jacksonville Bank (the "Bank"), reported a net loss for the year ended December 31, 2012 of $43.0 million, or $7.31 per basic and diluted common share, compared to the net loss of $24.1 million, or $4.09 per basic and diluted common share, for the year ended December 31, 2011.

(Logo: http://photos.prnewswire.com/prnh/20020410/JAXBLOGO)

The net loss in 2012 was driven primarily by (i) an increase in the provision for loan losses, noncash goodwill impairment expense and OREO expenses, (ii) an increase in loan related expenses, (iii) a decrease in interest income on loans, and (iv) additional expenses related to 2012 capital raise activities and the asset sale completed late in the fourth quarter of 2012 (the "Asset Sale"). The decrease in net interest income when compared to the prior year was due to a decrease in interest earned on interest-earning assets, driven primarily by a decrease in average earning assets (in particular average loan balances), a decrease in the average yield on loans, and a decrease in interest income as a result of accretion recognized on acquired loans.

Interest income was $26.3 million for the year ended December 31, 2012, a decrease of $4.4 million when compared to $30.7 million in 2011. Interest earned on loans was $24.2 million in 2012, compared to $28.8 million in 2011. This decrease resulted from a decrease in the average loan portfolio balance to $447.1 million for the year ended December 31, 2012 from $492.2 million for the year ended December 31, 2011, primarily due to the accelerated disposition of substandard assets and the natural fluctuation of loan balances resulting from timing differences between loan payoffs and the origination of new loans throughout the year. This decrease was also the result of a decrease in the average yield on loans to 5.41% in 2012 from 5.84% in 2011. The decrease in yield was driven primarily by the following factors when compared to the prior year:

  A decrease in accretion recognized on acquired loans of approximately $1.0 million;
  A decrease in the weighted average loan yield for new loans of 63 basis points; and
  Modifications to reduce existing loan rates in order to be competitive in the current low-rate market environment.

Interest expense decreased by $1.7 million to $5.3 million for the year ended December 31, 2012 from $7.0 million for the year ended December 31, 2011. This was primarily due to a decrease in the average cost of interest-bearing liabilities to 1.15% for the year ended December 31, 2012, compared to 1.47% in 2011. This decrease reflected the ongoing reduction in interest rates paid on interest-bearing liabilities (particularly on deposits) as a result of repricing activities in the current market environment coupled with a shift in the funding mix from interest-bearing to more noninterest-bearing deposits which further reduced overall funding costs.

Noninterest income remained relatively consistent year-over-year, with $1.5 million in service charges and other income for the years ended December 31, 2012 and 2011.

Noninterest expense decreased to $27.7 million for the year ended December 31, 2012, compared to $30.2 million for the year ended December 31, 2011. The overall decrease was mainly due to noncash goodwill impairment expense of $3.1 million in 2012, compared to $11.2 million in 2011. This decrease was offset by an increase in other real estate owned expense and other noninterest expenses primarily due to an increase in loan related expenses and nonrecurring expenses that resulted from the extended period of time from the inception of the 2012 capital raise activities and the related Asset Sale to their completion late in the fourth quarter of 2012. In comparison, noninterest expense items related to general operating expenses remained relatively consistent year-over-year with slight increases in compensation, occupancy and equipment, telephone expense and director fees, offset by reductions in regulatory assessments, data processing, advertising and business development, and professional fees.

Income tax benefit for the year ended December 31, 2012 was $173 thousand, as compared to an income tax expense of $6.8 million in 2011. The decrease in income tax expense in comparison to the prior year was mostly the result of recording a full valuation allowance on the Company's deferred tax asset as of December 31, 2011. This was substantially due to the fact that it was more-likely-than-not that the benefit would not be realized in future periods due to Section 382 of the Internal Revenue Code. The calculation for the income tax provision or benefit generally does not consider the tax effects of changes in other comprehensive income ("OCI"), which is a component of shareholders' equity on the balance sheet. However, an exception is provided in certain circumstances, such as when there is a full valuation allowance against the net deferred tax assets, there is a loss from continuing operations and income in other components of the financial statements. In such a case, income from other categories, such as changes in OCI, must be considered in determining a tax benefit to be allocated to the loss from continuing operations. During the year ended December 31, 2012, this resulted in $173 thousand of income tax benefit allocated to continuing operations.

Total assets were $565.1 million as of December 31, 2012, compared to $561.4 million as of December 31, 2011. The increase in total assets was influenced by a significant year-over-year increase in cash and cash equivalents and securities available-for-sale offset primarily by a reduction in net loans, other real estate owned, and a full impairment of the remaining balance of goodwill. The increase in cash and cash equivalents to $72.1 million as of December 31, 2012 from $10.0 million as of December 31, 2011 was primarily due to federal funds sold in the amount of $57.5 million. The large federal funds sold position was driven by the proceeds received from the 2012 capital raise activities and the Asset Sale completed late in the fourth quarter of 2012. Net loans decreased by 16.0% to $377.8 million as of December 31, 2012, compared to $449.6 million as of December 31, 2011. Other real estate owned decreased $1.0 million to $7.0 million as of December 31, 2012, compared to $8.0 million as of December 31, 2011. The year-over-year reduction in net loans and other real estate owned was the direct result of the accelerated disposition of substandard assets, including the Asset Sale, whereby the Company sold $25.1 million of certain of the Bank's loans and other assets with a history of being past due. The assets underlying the Asset Sale included OREO of $0.5 million and loans of $24.6 million.

Total deposits of $490.0 million as of December 31, 2012 increased $16.1 million compared to total deposits of $473.9 million as of December 31, 2011. The increase in total deposits during 2012 was driven primarily by an increase in time deposits of $5.1 million and noninterest-bearing demand deposits of $11.7 million, offset by a slight decrease in money market, NOW and savings deposits of $0.7 million. The increase in noninterest-bearing demand deposits in relation to the decrease in interest-bearing deposits resulted in a reduction of overall funding costs. During 2012, the Company utilized additional cash balances from increased deposits and run-off in the loan portfolio to fund additional purchasing activities for securities available-for-sale to maximize the yield on interest-earning assets in the current interest rate environment.

As of December 31, 2012, nonperforming assets were $29.7 million, or 5.26% of total assets, compared to $54.9 million, or 9.77% of total assets, as of December 31, 2011. The year-over-year decrease in nonperforming assets was driven primarily by an increase in loan charge-offs, write-downs on OREO, the disposition of OREO via sale or substandard assets via short sales, and the disposition of substandard assets via the Asset Sale completed late in the fourth quarter of 2012. This is consistent with the Company's overall strategy, which began in the second quarter of 2012, to accelerate the disposition of substandard assets. As of December 31, 2012, nonperforming loans acquired in the merger with Atlantic BancGroup, Inc. were $12.2 million, or 41.1% of total nonperforming assets.

The following table presents information concerning nonperforming assets as of the last five quarters:

	For the Period Ended
(Dollars in thousands)	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011

Nonperforming Assets
Nonperforming loans	$22,747	$35,168	$46,407	$49,066	$46,904

Foreclosed assets, net	6,971	4,599	7,508	7,667	7,968
Total nonperforming assets	29,718	39,767	53,915	56,733	54,872

Total nonperforming assets as
a percent of total assets	5.26%	7.21%	9.25%	9.68%	9.77%
Nonperforming loans as a
percent of gross loans	5.71%	8.05%	10.24%	10.69%	10.13%
Loans past due 30-89 days,
still accruing interest	$4,622	$11,372	$4,628	$10,917	$7,724

Total loans past due still accruing interest decreased $6.7 million to $4.7 million as of December 31, 2012 from $11.4 million as of September 30, 2012. This decrease was driven primarily by management's strategy to accelerate the disposition of substandard assets, including the previously discussed Asset Sale completed late in the fourth quarter of 2012. Nonperforming loans decreased $12.5 million to $22.7 million as of December 31, 2012 from $35.2 million as of September 30, 2012.

The allowance for loan losses was 5.07% of total loans as of December 31, 2012, compared to 2.82% as of December 31, 2011. Provision for loan loss expense was $38.0 million for the year ended December 31, 2012, compared to $12.4 million in 2011. The Company recorded net charge-offs of $30.8 million for the year ended December 31, 2012, compared to $12.4 million in 2011. The high level of charge-offs for the year ended December 31, 2012 was primarily due to the Company's disposition of distressed assets on an individual customer basis in addition to increased charge-offs resulting from the Asset Sale completed late in the fourth quarter of 2012. This fit with the Company's strategy to accelerate the disposition of substandard assets in 2012 as discussed further below.

During the second quarter of 2012, the Company adopted a new overall strategy to accelerate the disposition of substandard assets on an individual customer basis. Certain current appraised values were discounted to estimated fair value based on current market data such as recent sales of similar properties, discussions with potential buyers and negotiations with existing customers. This strategy materially impacted the Company's earnings for the year ended December 31, 2012 through the increased provision for loan losses. Looking forward, the Company intends to continue reducing problem assets in conjunction with the continued fine tuning of the current credit processes. In addition, the Company is working to reposition its loan and deposit portfolio mix to better align with our targeted market segment of professional services, wholesalers, distributors and other service industries. Our balance sheet mix will be diversified as a result of the capital received late in 2012. This excess capital will be deployed into short-term investments to maximize earnings while the desired loan growth is achieved.

In addition, during the fourth quarter of 2012, the Company completed a $50.0 million capital raise through the private placement of 50,000 shares of the Company's Mandatorily Convertible, Noncumulative, Nonvoting, Perpetual Preferred Stock, Series A ("Series A Preferred Stock"), at a purchase price of $1,000 per share. Consideration in the private placement included cash, the one-for-one exchange of Series B preferred stock sold in the $5.0 million bridge financing completed during the third quarter of 2012 and $1.8 million in the cancellation of outstanding debt under the Company's revolving loan agreements held by certain purchasers in the private placement and/or their related interests. Net proceeds from the issuance of preferred stock in the amount of $45.1 million were used for general operating expenses, mainly for the subsidiary bank, to improve capital adequacy ratios and will be used to supplement the Company's business strategy going forward. On February 19, 2013, after receiving requisite shareholder approvals, all issued and outstanding shares of Series A Preferred Stock automatically converted into an aggregate of 47,640,000 shares of common stock and 52,360,000 shares of the Company's newly authorized nonvoting common stock. Book value and tangible book value per common share as of December 31, 2012 were $2.55 and $2.34, respectively. Book value and tangible book value per common share as of December 31, 2012, adjusted for the conversion, were $0.32 and $0.31, respectively. Please refer to the Company's Non-GAAP Reconciliations for additional information related to these non-GAAP financial measures.

Jacksonville Bancorp, Inc., a bank holding company, is the parent of The Jacksonville Bank, a Florida state-chartered bank focusing on the Northeast Florida market with approximately $565.1 million in assets and eight full-service branches in Jacksonville, Duval County, Florida, as well as our virtual branch. The Jacksonville Bank opened for business on May 28, 1999 and provides a variety of community banking services to businesses and individuals in Jacksonville, Florida. More information is available at its website at www.jaxbank.com.

This press release contains non-GAAP financial disclosures that are not in accordance with generally accepted accounting principles in the United States of America ("U.S. GAAP"). The Company uses certain non-GAAP financial measures to provide meaningful, supplemental information regarding its operational results and to enhance investor's overall understanding of the Company's financial performance. The limitations associated with these non-GAAP financial measures include the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently. In addition, these disclosures should not be considered an alternative to the Company's U.S. GAAP results. Please refer to the table at the end of this release for a reconciliation of the non-GAAP financial measures to the most directly comparable U.S. GAAP financial measures.

The statements contained in this press release, other than historical information, are forward-looking statements, which involve risks, assumptions and uncertainties. The risks, uncertainties and factors affecting actual results include but are not limited to: our ability to dispose of substandard assets and the disposition prices thereof; economic and political conditions, especially in North Florida; real estate prices and sales in the Company's markets; competitive circumstances; bank regulation, legislation, accounting principles and monetary policies; the interest rate environment; efforts to increase our capital and reduce our nonperforming assets; and technological changes. The Company's actual results may differ significantly from the results discussed in forward-looking statements. Investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. The Company does not undertake, and specifically disclaims, any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Additional information regarding risk factors can be found in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the year ended December 31, 2012, which are incorporated herein by reference.

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except share and per share data)

	For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
Consolidated Earnings Summary
Total interest income	$6,466	$6,641	$6,474	$6,671	$7,145
Total interest expense	1,286	1,238	1,376	1,356	1,591
Net interest income	5,180	5,403	5,098	5,315	5,554
Provision for loan losses	20,348	5,990	11,584	72	7,617
Net interest income (loss) after provision for loan losses	(15,168)	(587)	(6,486)	5,243	(2,063)
Total noninterest income	420	356	290	437	355
Total noninterest expense	7,118	10,560	5,656	4,392	16,677
Income (loss) before income tax	(21,866)	(10,791)	(11,852)	1,288	(18,385)
Income tax expense (benefit)	(37)	(106)	(30)	-	8,458
Net income (loss)	$(21,829)	$(10,685)	$(11,822)	$1,288	$(26,843)

	For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
Summary Average Consolidated Balance Sheet
Loans, gross	$425,813	$447,885	$455,604	$459,166	$474,612
Securities	88,931	91,887	82,648	70,427	65,380
Other earning assets	16,353	3,802	25,598	8,741	5,698
Total earning assets	531,097	543,574	563,850	538,334	545,690
Other assets	22,144	20,457	30,144	30,184	47,844
Total assets	$553,241	$564,031	$593,994	$568,518	$593,534

Interest-bearing liabilities	$442,426	$453,260	$471,622	$454,613	$451,804
Other liabilities	98,198	92,012	91,733	84,400	85,936
Shareholders' equity	12,617	18,759	30,639	29,505	55,794
Total liabilities and shareholders' equity	$553,241	$564,031	$593,994	$568,518	$593,534

	For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
Per Share Data
Basic earnings (loss) per share	$(3.71)	$(1.81)	$(2.01)	$0.22	$(4.56)
Diluted earnings (loss) per share	$(3.71)	$(1.81)	$(2.01)	$0.22	$(4.56)
Basic weighted average shares outstanding	5,890,880	5,890,880	5,890,136	5,889,822	5,889,822
Diluted weighted average shares outstanding	5,890,880	5,890,880	5,890,136	5,890,689	5,889,822
Total shares outstanding at end of period	5,890,880	5,890,880	5,890,880	5,889,822	5,889,822
Closing market price per share	$0.80	$0.92	$1.51	$3.53	$3.15

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except share and per share data)

	For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
Selected ratios
Return on average assets	(15.70)%	(7.54)%	(8.00)%	0.91%	(17.94)%
Return on average equity	(688.29)%	(226.60)%	(155.19)%	17.56%	(190.87)%
Average equity to average assets	2.28%	3.33%	5.16%	5.19%	9.40%
Tangible common equity to tangible assets	2.44%	2.22%	2.48%	4.48%	4.39%
Interest rate spread	3.68%	3.77%	3.44%	3.78%	3.80%
Net interest margin	3.88%	3.95%	3.64%	3.97%	4.04%
Allowance for loan losses as a percentage of total loans	5.07%	4.14%	4.56%	2.85%	2.82%
Allowance for loan losses as a percentage of NPL's	88.79%	51.47%	44.49%	22.98%	27.77%
Ratio of net charge-offs as a percentage of average loans	17.05%	7.58%	3.56%	0.01%	6.51%
Efficiency ratio	127.11%	183.37%	104.97%	76.36%	282.23%

	As of
	December 31,	September 30,	June 30,	March 31,	December 31,
	2012	2012	2012	2012	2011
Summary Consolidated Balance Sheet
Cash and cash equivalents	$72,079	$13,661	$25,703	$23,136	$9,955
Securities	83,985	88,838	90,583	78,768	63,140
Loans, gross	398,031	436,754	453,263	459,121	462,607
Allowance for loan losses	(20,198)	(18,100)	(20,647)	(13,082)	(13,024)
Loans, net	377,833	418,654	432,616	446,039	449,583
Goodwill	-	-	3,137	3,137	3,137
Other intangible assets, net	1,260	1,380	1,511	1,642	1,774
All other assets	29,900	29,018	29,407	33,111	33,836
Total assets	$565,057	$551,551	$582,957	$585,833	$561,425

Deposit accounts	$490,021	$493,205	$521,549	$513,513	$473,907
All other liabilities	41,460	44,767	42,430	41,518	58,174
Shareholders' equity	33,576	13,579	18,978	30,802	29,344
Total liabilities and shareholders' equity	$565,057	$551,551	$582,957	$585,833	$561,425

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except share and per share data)

	For the Year Ended
	December 31,	December 31,
	2012	2011
Consolidated Earnings Summary
Total interest income	$26,252	$30,744
Total interest expense	5,256	7,016
Net interest income	20,996	23,728
Provision for loan losses	37,994	12,392
Net interest income (loss) after provision for loan losses	(16,998)	11,336
Total noninterest income	1,503	1,531
Total noninterest expense	27,726	30,152
Income (loss) before income tax	(43,221)	(17,285)
Income tax expense (benefit)	(173)	6,774
Net income (loss)	$(43,048)	$(24,059)

	For the Year Ended
	December 31,	December 31,
	2012	2011
Summary Average Consolidated Balance Sheet
Loans, gross	$447,061	$492,220
Securities	83,511	65,904
Other earning assets	13,604	7,698
Total earning assets	544,176	565,822
Other assets	25,708	46,965
Total assets	$569,884	$612,787

Interest-bearing liabilities	$455,282	$476,553
Other liabilities	91,761	82,202
Shareholders' equity	22,841	54,032
Total liabilities and shareholders' equity	$569,884	$612,787

	For the Year Ended
	December 31,	December 31,
	2012	2011
Per Share Data
Basic earnings (loss) per share	$(7.31)	$(4.09)
Diluted earnings (loss) per share	$(7.31)	$(4.09)
Basic weighted average shares outstanding	5,890,432	5,889,439
Diluted weighted average shares outstanding	5,890,432	5,889,439
Total shares outstanding at end of period	5,890,880	5,889,822
Closing market price per share	$0.80	$3.15

JACKSONVILLE BANCORP, INC.
(Unaudited)
(Dollars in thousands, except share and per share data)

	For the Year Ended
	December 31,	December 31,
	2012	2011
Selected ratios
Return on average assets	(7.55)%	(3.93)%
Return on average equity	(188.47)%	(44.53)%
Average equity to average assets	4.01%	8.82%
Tangible common equity to tangible assets	2.44%	4.39%
Interest rate spread	3.67%	3.96%
Net interest margin	3.86%	4.19%
Allowance for loan losses as a percentage of total loans	5.07%	2.82%
Allowance for loan losses as a percentage of NPL's	88.79%	27.77%
Ratio of net charge-offs as a percentage of average loans	6.89%	2.53%
Efficiency ratio	123.23%	119.37%

	As of
	December 31,	December 31,
	2012	2011
Summary Consolidated Balance Sheet
Cash and cash equivalents	$72,079	$9,955
Securities	83,985	63,140
Loans, gross	398,031	462,607
Allowance for loan losses	(20,198)	(13,024)
Loans, net	377,833	449,583
Goodwill	-	3,137
Other intangible assets, net	1,260	1,774
All other assets	29,900	33,836
Total assets	$565,057	$561,425

Deposit accounts	$490,021	$473,907
All other liabilities	41,460	58,174
Shareholders' equity	33,576	29,344
Total liabilities and shareholders' equity	$565,057	$561,425

JACKSONVILLE BANCORP, INC.
Non-GAAP Reconciliations
(Unaudited)
(Dollars in thousands, except share and per share data)

(Dollars in thousands, except share and per share amounts)	December 31, 2012 (as reported)	Conversion Adjustments	December 31, 2012 (as adjusted)

Book Value Per Common Share
Shareholders' equity(1)	$33,576	$18,536	$33,576
Less: Preferred stock(2)	18,536	(18,536)	-
Book value	$15,040	-	$33,576
Less: Goodwill and other intangible assets	1,260	-	1,260
Tangible book value	$13,780	$-	$32,316

Shares outstanding	5,890,880	100,000,000	105,890,880

Book value per common share(3)	2.55		0.32
Tangible book value per common share(4)	2.34		0.31

(1)

Assumes the full conversion of the Series A Preferred Stock into 100,000,000 shares of common stock and nonvoting common stock as of December 31, 2012 resulting in an additional $50.0 million in common equity and a non-cash implied dividend recognized as a reduction of retained earnings in conjunction with the discount on the Series A Preferred Stock beneficial conversion feature of $31.5 million.

(2)	Assumes no shares of preferred stock outstanding following the Conversion.
(3)

Calculated as book value divided by shares outstanding, where book value is calculated as shareholders' equity less preferred stock equity (excluding proceeds allocated to common equity as a result of the beneficial conversion feature) as of the balance sheet date.

(4)	Calculated as tangible book value divided by shares outstanding, where tangible book value is calculated as book value less goodwill and other intangible assets as of the balance sheet date.

CONTACT: Valerie Kendall at +1-904-421-3051